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                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective the 1st day of November, 2000 by and between SeraCare, Inc. (referred herein as the "Corporation") and Michael F. Crowley II ("Crowley").

  1. Employment as President of SeraCare Life Sciences, Inc., a wholly owned subsidiary of SeraCare, Inc. The Corporation hereby agrees to retain Crowley and Crowley hereby agrees to be employed as President of SeraCare Life Sciences, Inc. In the performance of his duties and responsibilities, Crowley shall at all times be under the direction of the President of the Corporation. Crowley shall perform his duties and responsibilities in accordance with reasonable rules, regulations and policies of the Corporation.

  2. Extent of Services. Crowley agrees to devote all of his efforts on behalf of the business of the Corporation. Without limiting the foregoing, during the term of this Agreement, Crowley shall not, directly or indirectly, either as an employee, consultant, stockholder or in any other capacity, engage or participate in any business that is in competition in any manner with the Corporation.

  3. Indemnification; Insurance Agreement. The Corporation warrants and assures Crowley that the Charter of the Corporation contains a provision which provides for indemnification of officers by the Corporation and to the maximum extent permissible under the laws of the jurisdiction in which the Corporation is incorporated. Further, the Corporation agrees to either or both of the following:

          A. Enter into an Indemnification Agreement provided that such Indemnification Agreement shall be modified if necessary to conform with the laws of the jurisdiction in which the Corporation is incorporated.

          B. Obtain and maintain in full force and effect at Corporation's sole expense, such director's and officer's liability insurance for errors and omissions of such type and in such amount as is customary for similarly situated companies, if available at reasonable cost.

  4. No Competing Affiliations. During the term of this agreement, Crowley will not serve as a consultant, employee or other paid assistant or in any like role or capacity with any other competing or potentially competing company with like operations, business strategies, or objectives. In addition, for a period of two years after termination of this agreement Crowley may work within the industry but shall not engage in any employment or activities which are or could reasonably be expected to have an adverse affect upon the operations of the Corporation.

  5. Compensation. Beginning with the pay period beginning on November 1, 2000, Crowley shall be compensated at the rate of $145,000 per year. In addition, Crowley shall receive an Option to purchase 40,000 of the Corporation's common shares at a price of $3.00 per share. Such Option fully vest on February 28, 2003.

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     6.   Performance Bonus.  Crowley shall also qualify to receive a bonus of
$50,000 for each of fiscal years 2002 and 2003 if SeraCare Life Sciences, Inc. equals or exceeds budgeted net income for such years. The budgets will be established jointly by Crowley, the President of the Corporation and the Chief Financial Officer of the Corporation.

     7. Fringe Benefits. Crowley shall receive four (4) weeks paid vacation per year during the course of this Agreement. Crowley will also receive company paid: sick pay, group health insurance, dental care, vision care, disability insurance, life insurance and such other benefits in the amount and as may be provided in the ordinary course to the Corporation's other executives.

     8. Term. This Agreement shall be for the twenty-eight month period beginning on November 1, 2000 and ending on February 28, 2003.

     9.   Termination.

          9.1 Termination for Cause. The Corporation may terminate this Agreement immediately and without notice for cause. "Cause" for the purpose of this agreement shall include, but not be limited to: death; dishonesty; theft; conviction of a felony; alcohol or drug abuse; unethical business conduct; and a material breach of this Agreement by Crowley. "Cause" shall also include the failure of Crowley for any reason, within ten days after receipt by Crowley of written notice thereof from the President and/or Board of Directors, to cease or otherwise alter any insubordination, failure to comply with instructions, or other action or omission to act which, in the sole opinion of the President of the Corporation, materially affects or could materially affect the Corporations' business operations. Other events which will result in the termination of this Agreement are:

          A.    The date on which Crowley agrees to terminate this Agreement.

          B. The disability of Crowley. Disability herein is defined as being unable to perform the duties hereunder due to a physical and/or mental condition or impairment for ninety (90) cumulative days during the term of this Agreement or sixty (60) consecutive days in any three hundred sixty-five (365) day period.

          C. The date on which Crowley voluntarily ceases to perform his duties hereunder, other than by reason of a physical or mental condition prior to the time that a disability occurs.

If this agreement is terminated for "Cause" as herein defined, Crowley shall not be entitled to any termination or severance payments.

          9.2 Termination for Without Cause. If this Agreement is terminated by the Corporation for any reason other than "Cause" as herein defined, Crowley shall be entitled to receive the balance of the amount due under this Agreement. Such payments shall be payable in accordance with the normal payroll cycle over the remaining term of this Agreement.

     10. No Solicitation of Employees. During the period of this Agreement and for two (2) full years following termination of this Agreement, Crowley shall not, for any reason either

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directly or indirectly, solicit for employment or employ for any other entity any employee of the Corporation.

     11. Withholding. Crowley authorizes the Corporation to withhold and/or deduct from his compensation (including, without limitation, salary and wages), deductions to recover any amounts loaned by the Corporation to Crowley or paid on Crowley's behalf which, under the terms of said loan or payment, must be repaid to the Corporation including, without limitation, loans of money and the value of any of the Corporations property taken but not returned by Crowley. Corporation shall also have the expressed right to deduct all sums required for federal, sate or local income, Social Security or other taxes now applicable or that may be enacted in the future.

     12. Notice. Any notice provided to be given pursuant to this Agreement shall be in writing and shall be deemed duly given three days after deposited in the mail, certified mail, return receipt requested, to the party to receive such notice at the address specified below:

          The Corporation:         SeraCare Life Sciences, Inc.
                                   1925 Century Park East, Suite 1970
                                   Los Angeles, CA  90067

          For Crowley:             Michael F. Crowley II
                                   569 Anchorage Avenue
                                   Carlsbad, CA  92009

     13. Governing Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be controlled exclusively by the substantive law of California, including California law concerning the interpretation and performance of contracts.

     14. Enforceability. Any provision of this Agreement which is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof or rendering the remaining provisions hereof invalid, illegal, or unenforceable.

     15. Waiver. The failure of either party hereto to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that or any other term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     16.  Trade Secrets, Confidential and Proprietary Information.

          A. Crowley and Corporation acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Crowley shall have access to and become acquainted with information owned by the Corporation concerning its operation, which information derives independent economic value from not being generally known to the public or competitors, and which includes, without limitation:
     (1) manufacturing process, research and engineering, (2) marketing data and techniques, (3) trademarks, tradenames, and servicemarks, (4) customer and client bases

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     and lists, and (5) financial and personnel information. Said information constitutes Employer's trade secret, confidential and proprietary information.

          B. Crowley agrees that he shall not at any time (during the period of this agreement or any future time) disclose such trade secret, confidential, or proprietary information, directly or indirectly, to any other person or use it in any way other than as required in the ordinary course of his employment under this agreement.

          C. Crowley further agrees that all files, records, documents, equipment and similar items relating to the Corporations business (including, without limitation, items containing trade secret, confidential or proprietary information), whether prepared by Crowley or others, including all origins and copies, are and shall be returned to the Corporation upon Crowley's termination.

          D. Crowley further agrees that during the period of his employment by the Corporation and after termination thereof, he will not disrupt, damage, disparage, impair, or interfere with the Corporation's business or its reputation, whether by way of interfering with or soliciting its employees, disrupting its relationships with or soliciting clients or customers, agents, representatives, or vendors, aiding competitors, or by way of any other conduct.

     17. Non-Assignability. Crowley may not assign any of his rights or responsibilities under this Agreement.

     18. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Crowley by the Corporation and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

     19. Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto do hereby authorize and acknowledge that this Agreement be the effective agreement between the parties.


     SeraCare Life Sciences, Inc.:    Michael F. Crowley II:



     By:  /s/ Barry D. Plost          By:  /s/ Michael F. Crowley II
          ------------------               -------------------------
          Barry D. Plost                   Michael F. Crowley II
          President and CEO                An individual

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